Exhibit 10.19

INTRA-CELLULAR THERAPIES, INC.

2013 EQUITY INCENTIVE PLAN

OPTION GRANT NOTICE

Intra-Cellular Therapies, Inc. (the “Company”), pursuant to its 2013 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of Common Stock set forth below (the “Option”). The Option is subject to all of the terms and conditions set forth in this Option Grant Notice (“Notice”), in the Option Agreement and the Plan, both of which are attached to this Notice and incorporated into this Notice in their entirety. Capitalized terms not explicitly defined in this Notice but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option[1]	☐ Nonstatutory Stock Option

Vesting Schedule:	Shares subject to the Option shall vest and become exercisable in three equal annual installments beginning on the one-year anniversary of the Vesting Commencement Date, subject to the Optionholder’s Continuous Service through each such vesting date.

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Notice, the Option Agreement, the Plan and the stock plan prospectus for the Plan. Optionholder acknowledges and agrees that this Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the Option and supersede all prior oral and written agreements, promises and representations on that subject.

INTRA-CELLULAR THERAPIES, INC.:		OPTIONHOLDER:

By:
	Signature		Signature

Title:		Date:
Date:

ATTACHMENTS: Option Agreement and 2013 Equity Incentive Plan

[1]	If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

INTRA-CELLULAR THERAPIES, INC.

2013 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION AS SET FORTH IN THE GRANT NOTICE)

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement, Intra-Cellular Therapies, Inc. (the “Company”) has granted you an option under its 2013 Equity Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1. VESTING. Your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service and the number of shares of Common Stock which are unvested as of such date shall be forfeited.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments as provided in the Plan.

3. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price as follows:

(a) in cash or by check, bank draft or money order payable to the Company;

(b) Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash or check by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover.”

(c) By delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of the shares of Common Stock in a form the Company approves. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(d) If this option is a Nonstatutory Stock Option, subject to the consent of the Board or Committee, as applicable, prior to exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the

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largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.

4. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

5. SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that the exercise would not be in material compliance with applicable laws and regulations.

6. TERM. The term of your option expiresupon the earliest of the following:

(a) immediately upon the Participant’s notification of a termination of your Continuous Service for Cause;

(b) three months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death; provided, however, that if during any part of such three month period your option is not exercisable solely because doing so would violate the registration requirements under the Securities Act, your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months (which need not be consecutive) after the termination of your Continuous Service; provided further, if during any part of such three month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three months after the termination of your Continuous Service (which need not be consecutive) during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy. ;

(c) twelve months after the termination of your Continuous Service due to your Disability ;

(d) eighteen months after your death if you die either (i) during your Continuous Service, (ii) within three months after the termination of your Continuous Service for any reason other than Cause or your Disability, or (iii) within twelve months after the termination of your Continuous Service for your Disability; or

(e) the Expiration Date indicated in your Grant Notice.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three months before the date you exercise your option, you must be an employee of the Company or an Affiliate, except in the event of your death or your Disability. The Company has provided for extended exercisability of your option under some circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three months after the date your employment with the Company or an Affiliate terminates.

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7. EXERCISE.

(a) You may exercise the vested portion of your option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or making the required electronic election with the Company’s designated broker, and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with any additional documents as the Company may then require.

(b) If your option is an Incentive Stock Option, by exercising your option, you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two years after the Date of Grant or within one year after the shares of Common Stock are transferred upon exercise of your option.

(c) By exercising your option, you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act or any longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this Section7(c) will prevent the exercise of any repurchase option in favor of the Company during the Lock-Up Period. You further agree to execute and deliver the other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing covenant or that are necessary to give further effect to the foregoing covenant. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of the Lock-Up Period. You also agree that any transferee of any shares of Common Stock or other securities of the Company held by you will be bound by this Section 7(c). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 7(c) and will have the right, power and authority to enforce the terms of this Section 7(c) as though they were a party to this Option Agreement.

8. TRANSFERABILITY OF OPTION. Except as otherwise provided in this Section 8, your option is not transferable except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of the transfer.

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(b) Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, after your death, will be entitled to exercise the option and receive the Common Stock or other consideration resulting from the exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

9. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) Upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Any adverse consequences to you arising in connection with such share withholding procedure will be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

11. TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.

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12. NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

13. GOVERNING PLAN DOCUMENT. Your option is subject to all the terms of the Plan, which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

14. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of your option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

15. VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to your option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in your option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

16. SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17. MISCELLANEOUS.

(a) The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

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(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c) This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)

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This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option

Grant Notice to which it is attached.

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ATTACHMENT

INTRA-CELLULAR THERAPIES, INC.

2013 EQUITY INCENTIVE PLAN

[ATTACH A COPY OF THE PLAN WHEN DISTRIBUTING TO OPTIONHOLDERS]